Filed Pursuant to Rule 433

Registration No. 333-254166

Issuer Free Writing Prospectus dated February 2, 2023

Relating to Preliminary Prospectus Supplement dated February 2, 2023 (the “Preliminary Prospectus Supplement”) to Prospectus

dated March 11, 2021

ORACLE CORPORATION

FINAL PRICING TERM SHEET

4.500% Notes due 2028 (“2028 Notes”)

Issuer:	Oracle Corporation

Principal Amount:	$750,000,000

Maturity:	May 6, 2028

Coupon:	4.500%

Price to Public:	99.806% of the principal amount

Interest Payment Dates:	May 6 and November 6, commencing November 6, 2023

Day Count Convention:	30/360

Benchmark Treasury:	3.500% due January 31, 2028

Benchmark Treasury Yield:	3.488%

Spread to Benchmark Treasury:	+105 basis points

Yield to Maturity:	4.538%

Optional Redemption:

Prior to April 6, 2028 (one month prior to the maturity date (the “2028 Par Call Date”)), Oracle Corporation may redeem the 2028 Notes at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1)   (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the 2028 Notes matured on the 2028 Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined in the Preliminary Prospectus Supplement) plus 20 basis points, less (b) interest accrued to the date of redemption, and

(2)   100% of the principal amount of the 2028 Notes to be redeemed,

plus, in either case, accrued and unpaid interest thereon to the redemption date.

On or after the 2028 Par Call Date, Oracle Corporation may redeem the 2028 Notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the 2028 Notes being redeemed, plus accrued and unpaid interest thereon to the date of redemption.

Trade Date:	February 2, 2023

Settlement Date:	February 6, 2023 (T+2)

CUSIP / ISIN Numbers:	68389X CM5 / US68389XCM56

Denominations:	$2,000 and multiples of $1,000 thereafter

Expected Ratings (Moody’s / S&P / Fitch):*	Baa2 (stable) / BBB (stable) / BBB (negative)

Joint Book-Running Managers:

BofA Securities, Inc.

Citigroup Global Markets Inc.

Goldman Sachs & Co. LLC

HSBC Securities (USA) Inc.

J.P. Morgan Securities LLC

BNP Paribas Securities Corp.

Deutsche Bank Securities Inc.

PNC Capital Markets LLC

SMBC Nikko Securities America, Inc.

Co-Managers:

NatWest Markets Securities Inc.

Santander Investment Securities Inc.

TD Securities (USA) LLC

BNY Mellon Capital Markets, LLC

Credit Agricole Securities (USA) Inc.

ING Financial Markets LLC

Standard Chartered Bank

4.650% Notes due 2030 (“2030 Notes”)

Issuer:	Oracle Corporation

Principal Amount:	$750,000,000

Maturity:	May 6, 2030

Coupon:	4.650%

Price to Public:	99.682% of the principal amount

Interest Payment Dates:	May 6 and November 6, commencing November 6, 2023

Day Count Convention:	30/360

Benchmark Treasury:	3.500% due January 31, 2030

Benchmark Treasury Yield:	3.449%

Spread to Benchmark Treasury:	+125 basis points

Yield to Maturity:	4.699%

Optional Redemption:

Prior to March 6, 2030 (two months prior to the maturity date (the “2030 Par Call Date”)), Oracle Corporation may redeem the 2030 Notes at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1)   (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the 2030 Notes matured on the 2030 Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined in the Preliminary Prospectus Supplement) plus 20 basis points, less (b) interest accrued to the date of redemption, and

(2)   100% of the principal amount of the 2030 Notes to be redeemed,

plus, in either case, accrued and unpaid interest thereon to the redemption date.

On or after the 2030 Par Call Date, Oracle Corporation may redeem the 2030 Notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the 2030 Notes being redeemed, plus accrued and unpaid interest thereon to the date of redemption.

Trade Date:	February 2, 2023

Settlement Date:	February 6, 2023 (T+2)

CUSIP / ISIN Numbers:	68389X CN3 / US68389XCN30

Denominations:	$2,000 and multiples of $1,000 thereafter

Expected Ratings (Moody’s / S&P / Fitch):*	Baa2 (stable) / BBB (stable) / BBB (negative)

Joint Book-Running Managers:

BofA Securities, Inc.

Citigroup Global Markets Inc.

Goldman Sachs & Co. LLC

HSBC Securities (USA) Inc.

J.P. Morgan Securities LLC

BNP Paribas Securities Corp.

Deutsche Bank Securities Inc.

PNC Capital Markets LLC

SMBC Nikko Securities America, Inc.

Co-Managers:

NatWest Markets Securities Inc.

Santander Investment Securities Inc.

TD Securities (USA) LLC

BNY Mellon Capital Markets, LLC

Credit Agricole Securities (USA) Inc.

ING Financial Markets LLC

Standard Chartered Bank

4.900% Notes due 2033 (“2033 Notes”)

Issuer:	Oracle Corporation

Principal Amount:	$1,500,000,000

Maturity:	February 6, 2033

Coupon:	4.900%

Price to Public:	99.930% of the principal amount

Interest Payment Dates:	February 6 and August 6, commencing August 6, 2023

Day Count Convention:	30/360

Benchmark Treasury:	4.125% due November 15, 2032

Benchmark Treasury Yield:	3.409%

Spread to Benchmark Treasury:	+150 basis points

Yield to Maturity:	4.909%

Optional Redemption:

Prior to November 6, 2032 (three months prior to the maturity date (the “2033 Par Call Date”)), Oracle Corporation may redeem the 2033 Notes at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1)   (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the 2033 Notes matured on the 2033 Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined in the Preliminary Prospectus Supplement) plus 25 basis points, less (b) interest accrued to the date of redemption, and

(2)   100% of the principal amount of the 2033 Notes to be redeemed,

plus, in either case, accrued and unpaid interest thereon to the redemption date.

On or after the 2033 Par Call Date, Oracle Corporation may redeem the 2033 Notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the 2033 Notes being redeemed, plus accrued and unpaid interest thereon to the date of redemption.

Trade Date:	February 2, 2023

Settlement Date:	February 6, 2023 (T+2)

CUSIP / ISIN Numbers:	68389X CP8 / US68389XCP87

Denominations:	$2,000 and multiples of $1,000 thereafter

Expected Ratings (Moody’s / S&P / Fitch):*	Baa2 (stable) / BBB (stable) / BBB (negative)

Joint Book-Running Managers:

BofA Securities, Inc.

Citigroup Global Markets Inc.

Goldman Sachs & Co. LLC

HSBC Securities (USA) Inc.

J.P. Morgan Securities LLC

BNP Paribas Securities Corp.

Deutsche Bank Securities Inc.

PNC Capital Markets LLC

SMBC Nikko Securities America, Inc.

Co-Managers:

NatWest Markets Securities Inc.

Santander Investment Securities Inc.

TD Securities (USA) LLC

BNY Mellon Capital Markets, LLC

Credit Agricole Securities (USA) Inc.

ING Financial Markets LLC

Standard Chartered Bank

5.550% Notes due 2053 (“2053 Notes”)

Issuer:	Oracle Corporation

Principal Amount:	$2,250,000,000

Maturity:	February 6, 2053

Coupon:	5.550%

Price to Public:	99.493% of the principal amount

Interest Payment Dates:	February 6 and August 6, commencing August 6, 2023

Day Count Convention:	30/360

Benchmark Treasury:	3.000% due August 15, 2052

Benchmark Treasury Yield:	3.585%

Spread to Benchmark Treasury:	+200 basis points

Yield to Maturity:	5.585%

Optional Redemption:

Prior to August 6, 2052 (six months prior to the maturity date (the “2053 Par Call Date”)), Oracle Corporation may redeem the 2053 Notes at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1)   (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the 2053 Notes matured on the 2053 Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined in the Preliminary Prospectus Supplement) plus 30 basis points, less (b) interest accrued to the date of redemption, and

(2)   100% of the principal amount of the 2053 Notes to be redeemed plus, in either case, accrued and unpaid interest thereon to the redemption date.

On or after the 2053 Par Call Date, Oracle Corporation may redeem the 2053 Notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the 2053 Notes being redeemed, plus accrued and unpaid interest thereon to the date of redemption.

Trade Date:	February 2, 2023

Settlement Date:	February 6, 2023 (T+2)

CUSIP / ISIN Numbers:	68389X CQ6 / US68389XCQ60

Denominations:	$2,000 and multiples of $1,000 thereafter

Expected Ratings (Moody’s / S&P / Fitch):*	Baa2 (stable) / BBB (stable) / BBB (negative)

Joint Book-Running Managers:

BofA Securities, Inc.

Citigroup Global Markets Inc.

Goldman Sachs & Co. LLC

HSBC Securities (USA) Inc.

J.P. Morgan Securities LLC

BNP Paribas Securities Corp.

Deutsche Bank Securities Inc.

PNC Capital Markets LLC

SMBC Nikko Securities America, Inc.

Co-Managers:

NatWest Markets Securities Inc.

Santander Investment Securities Inc.

TD Securities (USA) LLC

BNY Mellon Capital Markets, LLC

Credit Agricole Securities (USA) Inc.

ING Financial Markets LLC

Standard Chartered Bank

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The Issuer has filed a registration statement (including a prospectus) and a preliminary prospectus supplement with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and prospectus supplement if you request it by contacting BofA Securities, Inc., Telephone: 1-800-294-1322; Citigroup Global Markets Inc., Telephone: 1-800-831-9146; Goldman Sachs & Co. LLC, Telephone: 1-866-471-2526; HSBC Securities (USA) Inc., Telephone: 1-866-811-8049; J.P. Morgan Securities LLC, Telephone: 1-212-834-4533, or by emailing Oracle Corporation’s Investor Relations at investor_us@oracle.com.

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